UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 11, 2023

ZRCN Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-56380	83-2756695
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1580 Dell Avenue, Campbell, CA. 95008.

(Address of principal executive offices and zip code)

(408) 963-4550

Registrant’s telephone number, including area code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Exchange Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, par value $0.0001 per share

(Title of class)

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On October 11, 2023, ZRCN, Inc.’s (the “Company”) wholly-owned subsidiary, Zircon Corporation (“Zircon”) received written notice (the “Notice”) from U.S. Bank National Association (the “Lender”) that an event of default has occurred with respect to that certain Commercial Promissory Note (Base Rate) dated January 27, 2023 in the original principal amount of $12,000,000 (the “2023 Note”) and that certain Commercial Promissory Note (Base Rate) dated September 30, 2019 in the original principal amount of $300,000 (the “2019 Note,” and together with the 2023 Note, the “Notes”). The Notice indicates that an event of default has occurred as the result of, without limitation, Zircon’s reverse merger with the Company. The Notice provides that the Lender reserves all of its rights under the Notes and all other instruments and agreements executed, delivered and/or filed in connection therewith (the “Loan Documents”). A description of the Notes and related agreements is contained in the Company’s Current Report on Form 8-K/A filed with the SEC on August 22, 2023, which report is incorporated herein by reference. At this time, Lender has (i) not accelerated or demanded any payment, (ii) not applied interest under the Notes at the default rate, (iii) not foreclosed on all or any part of any lien or security interest created by any of the loan documents and (iv) not exercised any other right or remedy that may be available to the Lender.

The Company and Zircon are working with the Lender to come to an amicable resolution. However, no assurance can be given that the parties will reach an amicable resolution on a timely basis, on favorable terms, or at all. If the Company is unable to resolve the alleged defaults under the Notes, it could have a material adverse effect on the Company’s liquidity, financial condition and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZRCN, Inc.

Date: October 18, 2023	By:	/s/ John Stauss
John Stauss
Chief Executive Officer

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